Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contacts:	Regina Milano (Media)	914-701-8417
	Dan Loh (Investors)	914-701-8210

Atlas Air Worldwide Holdings, Inc.
Orders Twelve New Boeing 747-8 Freighter Aircraft

Launch Customer to Deliver Best-In-Class Freighter;
Anchors Fleet Strategy That Puts Focus on Customers

Purchase, N.Y., September 12, 2006 -- Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading provider of global air cargo services, today announced that it has placed an order with the Boeing Company (NYSE: BA) for 12 new 747-8 Freighters, valued at about $3.4 billion at list prices, with options and rights to acquire up to 14 additional aircraft. With this order, AAWW continues its market leadership by launching the next generation 747 Freighter for its customers. AAWW will begin to take delivery of the 747-8F in 2010, and expects all 12 aircraft to be in service by the end of 2011.

“With this order, AAWW remains the leader in providing the capacity and operational flexibility required by our air cargo customers using the state-of-the-art freighter platform,” said William J. Flynn, President and CEO of Atlas Air Worldwide Holdings. “Worldwide air cargo traffic is projected to grow by over six percent annually for the next two decades, tripling over current traffic levels for our ACMI, Charter and Scheduled Service customers. With its increased capacity, greater range at equivalent payloads, and lower operating costs, the 747-8F gives our customers a cutting-edge aircraft to meet this growth in global air cargo demand. We are very pleased at our customers’ enthusiasm for this next-generation freighter, and we look forward to putting it into service for them.”

“We are proud to have been chosen by this great customer for its new fleet order,” said Scott Carson, President and CEO of Boeing Commercial Airplanes. “Atlas has been instrumental in making the 747 Freighter family the industry standard and, with the addition of the new 747-8 Freighter, Atlas continues its legacy of delivering high value and quality customer service.”

Added Mr. Flynn, “This aircraft order is a significant investment in our business, and is the cornerstone of the Company’s long-term fleet strategy, reinforcing our position as the most advanced, most efficient, and most reliable air cargo services provider. Simply put, with the 747-8F, we remain the first and best in air cargo outsourcing, offering our customers the most technologically advanced solutions, as we have since our introduction of the 747-200F in 1993 and the 747-400F in 1998. Based on all considerations, we have selected the investment we believe to have the highest return for our business.”

This next generation 747 Freighter improves on the current best-in-class 747-400F with 16 percent more payload capacity, and with improved fuel burn. The larger airframe allows it to hold seven additional standard pallets, and is equipped with customer-preferred nose-door-loading capabilities. In addition, the 747-8F will be powered by GE’s new GEnx engines, which deliver greater fuel efficiency, engine durability, weight reduction and overall lower operating costs over today’s engines.

AAWW currently operates the world’s largest fleet of Boeing 747 Freighters, with 20 747-400Fs and 15 747-200 freighter aircraft. The 747-8F, which has a common pilot-type rating and more than 70 percent parts commonality with the 747-400F, assures the Company a seamless and low-cost introduction of this new aircraft into the AAWW fleet.

          About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

AAWW, through its principal subsidiaries Atlas and Polar, offers scheduled air cargo service, cargo charters, military charters, and ACMI aircraft leasing in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis.

AAWW’s press releases, SEC filings and other information may be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our continued ability to remedy weaknesses in our internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on April 14, 2006. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

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